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                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                     ---------------------------

                              FORM N-8A
                     NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8(a) OF
                  THE INVESTMENT COMPANY ACT OF 1940

                      --------------------------

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                              ELMS TRUST
                                 Name

                      c/o Lazard Freres & Co. LLC
                         30 Rockefeller Plaza
                       New York, New York 10020
               (No. and Street, City, State, Zip Code)

        Telephone Number, including Area Code: (212) 632-6000

          Name and address of agent for service of process:

                           Scott D. Hoffman
                        Lazard Freres & Co. LLC
                         30 Rockefeller Plaza
                       New York, New York 10020

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Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                     YES   [X]            NO   [  ]

                              SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has duly caused this notification of registration to be duly signed on its behalf in the City of New York, State of New York, on the 7th day of February, 1997.

                                    ELMS TRUST


                                    By:  /s/ Donald A. Wagner
                                       ---------------------------
                                       Donald A. Wagner,
                                       Trustee

Attest:

Sworn to before me this 7th day of February, 1997

 /s/ Lori A. Dowe
--------------------------
     Notary Public


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